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                                                                   EXHIBIT 10.11


October 1, 1997


Mr. David K. Barth
President
Barth Smith Company
1000 Skokie Boulevard
Wilmette, Illinois 60093

         Re:   Acquisition and Special Services Agreement

Dear Dave:

         This letter will confirm the agreement between Industrial Distribution Group, Inc. ("IDG") and Barth Smith Company ("BSC") regarding BSC's role with and compensation by IDG.

         BSC will assist the management of IDG in the implementation of its acquisition program. Within the parameters established by IDG, BSC will identify and establish contacts with potential acquisition targets; coordinate the flow of information relating to prospective or pending acquisitions, including maintenance of a database of targets and contacts; assist with IDG's internal pricing methodologies and, if and to the extent requested, participate in pricing and deal structure negotiations; and create the templates for IDG's financial plans with respect to consummating and integrating its acquisitions. BSC will also help IDG management coordinate steps in the acquisition process, such as the procurement of confidentiality agreements and letters of intent, and the conduct of financial and business due diligence. BSC's specific services and role may vary among transactions, as considered appropriate by IDG, but in general shall be considered to be completed as to any particular transaction upon the closing of IDG's acquisition of the target company, except that BSC shall assist IDG management with the preparation of appropriate files and records and the assembly of data necessary for any required SEC or related reports. In addition to such acquisition-related work, BSC shall be available to assist on other matters as may be requested by IDG's Chief Executive, Chief Operating, or Chief Financial Officers.

         For the above services, BSC will be compensated as follows: (a) a monthly retainer of $12,500, plus ordinary course of business out-of-pocket expenses reasonably incurred by BSC in performing services to or for IDG hereunder; (b) a transaction fee of $5,000 for each IDG acquisition of a company with under $10 million in annual revenues and $10,000 for each IDG acquisition of a company with annual revenues of $10 million or more for the most recent past twelve month period; and (c) an IDG performance-based bonus calculated on a sliding percentage scale, where 100% yields an aggregate bonus of $180,000 for the period ending December 31, 1998, based on IDG achieving post-IPO "annualized acquired sales revenues" of $250 million by December 31, 1998, together with "earnings per share" for the calendar year 1998 of $.98 per share, with such bonus percentage subject to increase or decrease on a sliding scale to reflect a formula that is consistent with the components of any IDG incentive compensation plan for its management that is based on the above two or similar criteria.

         Invoices for category (a) payments may be presented on the first of each month, with the retainer billed in advance and the expenses reimbursed in arrears, and payments shall be due within ten days of each invoice; category (b) payments shall be due upon the closing of the acquisitions to which they relate; and any category (c) bonus payment shall be due in the first quarter of fiscal 1999, following preparation of IDG's audited financial statements for fiscal 1998.



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Mr. David K. Barth
October 1, 1997
Page 2 of 2


         BSC will be indeminified by IDG with respect to incidents and claims arising as a result of its services hereunder on the same terms provided in the standard IDG indemnification agreement approved for IDG's directors and executive officers.

         This agreement shall commence on October 1, 1997 and extend to December 31, 1998, provided that IDG agrees to pay BSC the category (a) amounts for August and September 1997, in recognition of the value of services already performed by BSC and accepted by IDG.

         If you agree to these terms, please so indicate by signing in the space provided below on both copies of this letter and returning one such copy to me. Marty, Doug and I look forward to our work with you to generate a successful acquisition program over the next 15 months.

                                    Very truly yours,

                                    INDUSTRIAL DISTRIBUTION GROUP, INC.


                                    /s/ Jack P. Healey
                                    -----------------------------------
                                    Jack P. Healey
                                    Chief Financial Officer


Agreed as of the date
first above written:

BARTH SMITH COMPANY


By: /s/ David K. Barth
    -------------------------
    David K. Barth, President


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